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EXHIBIT 11.1

                               BEST BUY CO., INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (unaudited)

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

                                                        Three Months Ended                    Nine Months Ended
                                                -------------------------------------------------------------------------
                                                November 27,         November 28,         November 27,       November 28,
                                                    1993                 1992                 1993               1992
                                                -------------       -------------       ---------------     -------------
Earnings:

    Net earnings available
      to common shares                          $ 11,161,000        $  5,220,000        $ 19,846,000        $  9,079,000
                                               -------------       -------------       -------------       -------------
                                               -------------       -------------       -------------       -------------


Shares:

    Weighted average common shares
      outstanding                                 20,840,000          16,910,000          19,737,000          16,856,000

    Adjustments:

    Assumed issuance of shares
      purchased under stock
      option plans                                   718,000             458,000             616,000             397,000
                                               -------------       -------------       -------------       -------------

    Total common equivalent
      shares                                      21,558,000          17,368,000          20,353,000          17,253,000
                                               -------------       -------------       -------------       -------------



Earnings per common share:

    Earnings before cumulative
    effect of change in accounting
    principle                                   $        .52        $        .30        $       1.00        $        .53

    Cumulative effect of change
    in accounting for income
    taxes                                                                                       (.02)
                                               -------------       -------------       -------------       -------------
    Net earnings per share                      $        .52        $        .30        $        .98        $        .53
                                               -------------       -------------       -------------       -------------
                                               -------------       -------------       -------------       -------------

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Note:   The computation of earnings per common share assuming full dilution is substantially the same as set forth above.

        The share and per share amounts reflect the three-for-two stock split effective September 1, 1993.